Exhibit 10.81

RAY PICARD

2013 ANNUAL BONUS PLAN

Under the Move, Inc. 2013 Annual Bonus Plan (the “Bonus Plan”), you will be eligible to receive a performance bonus based upon achievement of performance objectives.  Your bonus may be up to the following amounts:

Fifty percent (50%) will be based on quarterly revenue targets, twenty- five percent (25%) will be based on Company financial performance and twenty percent (25%) will be based on individual performance objectives, provided that the Company must exceed the threshold performance level for a bonus to be payable under the Bonus Plan for the Company financial component. Your target bonus for 2013 is 100% of your 2013 annual base salary (“Target Bonus”). Your Target Bonus is your expected bonus amount assuming successful achievement of all of your individual performance objectives and target achievement for both the quarterly revenue and Company financial objectives.  Your bonus in the aggregate may be above the target bonus performance level based on achievement over and above stated performance objectives for the quarterly revenue target and individual performance objectives as noted below and in the financial exhibits.

Quarterly Revenue Targets

A copy of the quarterly revenue targets are being provided to you in connection with this Bonus Plan. Targets are described and presented in terms of Recognized Revenue and represent all Move revenues.  Recognized Revenue is defined as revenue reported in Move’s quarterly/annual financial statements. Each quarter will be assessed and paid independently (i.e. there will be no true-up of prior period payouts based on current period over/(under) achievement in 2013). Payouts are pro-rated between steps based on actual results.

Individual Performance Objectives

Your potential bonus for the individual performance objectives is 25% of your Target Bonus (at acceptable satisfaction of your objectives). Your performance will be assessed by the Management Development and Compensation Committee based on how you delivered against your individual performance objectives.  Your bonus may be above the target bonus performance level based on achievement over and above stated performance objectives up to 100% of the target amount for this component.

Company Financial Performance Element

The Company financial performance will be determined based on a financial matrix that includes 2013 EBITDA and Revenue components.  A copy of the financial matrix is being provided to you in connection with this Bonus Plan.  Final determination of any and all bonus awards is subject to Management Development and Compensation Committee approval.

Payment of the Company financial performance component of your bonus award shall be based on the Company’s overall financial position at the time performance is reviewed by the Management Development and Compensation Committee.  Final approved amounts for the Company financial performance and your individual performance objective components of your bonus will be paid after year-end close (i.e., these components of your bonus are annual, not quarterly).

General Terms & Conditions:

These general terms and conditions apply to the Bonus Plan and any and all applicable payments under the Bonus Plan.  To the extent that these general terms and conditions conflict with any other terms of this Bonus Plan, these general terms and conditions shall control.

Participant must be employed on the Bonus Plan payment dates (“Payment Date”) to be eligible to receive the components of his bonus.

The Payment Dates for the portion attributable to the quarterly revenue targets will be paid no later than 45 business days following the end of the quarter.  Any participants who become employed after January 1, 2013 will have this portion of their payout calculated at 100% of performance but pro-rated for the quarter in which they begin employment based on the number of days employed in 2013, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date.  For clarity, the Q2 2013 quarterly revenue bonus will be paid at 100%, but pro-rated based on the actual start date.  Q3 and Q4 2013 quarterly revenue bonus will be paid per the attached quarterly revenue target grid.

The Payment Date for the portion(s) attributable to the individual performance objectives and the Company financial performance will be no later than April 15, 2014. Any participants who become employed after January 1, 2013 will have this portion of their payout pro-rated based on the number of days employed in 2013, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date.

Employees who go on a leave of absence, including disability, will have any potential bonus payment pro-rated based on actual days of full service employment in 2013, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date.  Vacation, normal sick leave and jury duty will not cause a pro-ration.

The Company reserves the right to amend the Bonus Plan at any time with or without notice, and all payments under the Bonus plan are at the sole discretion of senior management, and are subject to the approval of the Management Development and Compensation Committee.

Participation in the Bonus Plan does not change your at-will employment status at Move. This means that unless expressly agreed otherwise in writing signed by the Chief Executive Officer and you, both you and the Company retain the right to end your employment relationship at any time with or without notice, with or without cause.

Your signature below indicates that you have received, read and understand the Bonus Plan.

/s/ Raymond A. Picard
Name

Raymond A. Picard
Print Name